Prospectus Supplement dated September 30, 2013
(To Prospectus dated November 23, 2011)
7,400,136 shares of Common Stock

The Walt Disney Company Investment Plan
A Direct Stock Purchase Plan for Disney Common Stock

To Persons Eligible to Participate in The Walt Disney Company Investment Plan:
This is a prospectus supplement to the Prospectus dated November 23, 2011 (the “Prospectus”), which relates to The Walt Disney Company’s Investment Plan (the “Plan”).
Change of Agent
The Walt Disney Company appointed Broadridge Corporate Issuer Solutions, Inc., as its new Transfer Agent, Registrar, and Administrator of the Plan (the “Agent”), effective September 30, 2013. Broadridge Corporate Issuer Solutions, Inc., replaces The Walt Disney Company Shareholder Services as Agent of the Plan. As a result, all references in the Prospectus to Disney Shareholder Services or Administrator are changed to Broadridge Corporate Issuer Solutions, Inc. The Broadridge DTC FAST number is #50054.
Inquiries about the Plan or your participation in the Plan:
For information about the Plan, your participation in the Plan or shares in your account, you may contact the Agent in any of the following ways:

Written Inquiries:	Broadridge Corporate Issuer Solutions ATTN: Disney Investor Relations P.O. Box 1342 Brentwood, NY 11717
Overnight Mail:	Broadridge Corporate Issuer Solutions ATTN: Disney Investor Relations 1155 Long Island Avenue Edgewood, NY 11717
Window Service:	400 North Brand Blvd., Suite 900 Glendale, CA 91203 (8:30 - 5:30 Pacific Time)
Telephone Inquiries:	1-855-55-DISNEY (1-855-553-4763)
Fax:	1-215-553-5402
Email:	disneyinvestor@broadridge.com
Website:	http://shareholder.broadridge.com/disneyinvestor

Investors should retain this Supplement for future reference.